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                          FIRST EAGLE SOGEN FUNDS, INC.

                              ARTICLES OF AMENDMENT



     First Eagle SoGen Funds, Inc., a Maryland corporation having its principal offices in Baltimore, Maryland (hereinafter called the "Corporation"), hereby certifies to the State Department of Assessments and Taxation of Maryland that:

     The Articles of Incorporation of the Corporation are hereby amended:

     (1) by inserting the following new paragraph (1)(a)(i) of Article FIFTH at the end of paragraph (1) of Article FIFTH before the beginning of paragraph
     (1)(a) of Article FIFTH
          "(a)(i) The Corporation may redeem shares of its Common Stock designated and classified as First Eagle SoGen Money Fund Common Stock from any stockholder, upon notice given to the holder of such shares, at the net asset value of such shares of Common Stock next determined following such notice. The notice shall be in writing personally delivered or deposited in the mail, at least 10 days (or such other number of days as any appropriate officer shall determine) prior to such redemption. If mailed, the notice shall be addressed to the stockholder at the post office address as shown on the books of the Corporation, and sent by first class mail, postage prepaid."; and

     (2) by renumbering paragraph (1)(a) of Article FIFTH as (1)(a)(ii).

     The foregoing amendment to such Articles of Incorporation of the Corporation was approved by a majority of the entire Board of Directors of the Corporation and a majority of the stockholders of First Eagle SoGen Money Fund.


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     The undersigned Vice President of the Corporation acknowledges these
Articles of Amendment to be the corporate act of the Corporation and states to the best of his knowledge, information and belief that the matters and facts set forth in these Articles with respect to authorization and approval are true in all material respects and that this statement is made under the penalties of perjury.

     IN WITNESS WHEREOF, First Eagle SoGen Funds, Inc. has caused this instrument to be signed in its name and on its behalf by its Vice President, Robert Bruno, and attested by its Assistant Secretary, Suzan J. Afifi, on the 30th day of April, 2001.

ATTEST:                                 FIRST EAGLE SOGEN FUNDS, INC.



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Suzan J. Afifi                          Robert Bruno
Assistant Secretary                     Vice President, Secretary and Treasurer


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